Exhibit 99.1

XOMA Royalty Significantly Expands its Royalty and Milestone Portfolio with the Addition of Over 60 Early-Stage Programs from Twist Bioscience

XOMA Royalty has acquired 50 percent of Twist’s existing royalty and milestone economics for $15 million

XOMA Royalty’s portfolio now holds over 100 assets ranging from revenue-generating commercial therapeutics to pre-clinical programs

EMERYVILLE, Calif., October 22, 2024 (GLOBE NEWSWIRE) – XOMA Royalty Corporation (NASDAQ: XOMA) announced today it has entered into a $15 million royalty monetization arrangement with Twist Bioscience Corporation to acquire a 50 percent economic interest in all future milestones and royalties associated with the 60-plus partnered early-stage programs across 30 partners enabled by Twist Bioscience’s Biopharma Solutions business unit.

“This transaction further solidifies XOMA Royalty’s unique position in the biotech royalty space. We believe a growing base of commercial revenues coupled with a large and diverse early pipeline have the potential to deliver superior risk-adjusted returns for our shareholders,” stated Brad Sitko, Chief Investment Officer at XOMA Royalty. “This transaction reinforces our commitment to a disciplined capital deployment strategy and showcases our ability to create bespoke royalty capital solutions to meet the unique needs of our partners.”

Under the terms of the agreement, XOMA Royalty has acquired 50 percent of the economics related to Twist Bioscience’s 60-plus early-stage programs across 30 partners for a $15 million upfront payment.

Advisors

Gibson, Dunn & Crutcher LLP served as XOMA Royalty’s legal advisor.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about XOMA Royalty and its portfolio, please visit www.xoma.com or follow the Company on LinkedIn.

Forward-Looking Statements/Explanatory Notes Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential milestone and commercial payments to XOMA Royalty and other developments related to the Twist Bioscience assets. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, and our third-party licensees will not be able to market them. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-K and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA Royalty’s prospects. Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, the commercial assets in XOMA Royalty’s milestone and royalty portfolio are VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], and DSUVIA® (sufentanil sublingual tablet). All other assets in the milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

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XOMA Royalty Investor Contact	XOMA Royalty Media Contact
Juliane Snowden	Kathy Vincent
XOMA Royalty Corporation	KV Consulting & Management
+1 646-438-9754	+1 310-403-8951
juliane.snowden@xoma.com	kathy@kathyvincent.com